CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-3) and related Prospectus of Techdyne, Inc. for the registration of 300,000 shares of its common stock and to the incorporation by reference therein of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of Techdyne, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

                                    Ernst & Young LLP

October 23, 1997
Miami,  Florida